Exhibit 99.1

Investor Contact

John Springer Vice President Investor Relations 630.468.4797	SIRVA Reports Results for the Second Quarter and Six Months Ended June 30, 2007

CHICAGO, August 9, 2007 —SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today reported second-quarter and six-month results for the period ended June 30, 2007.

Highlights

•         Improvement in quarterly operating income from continuing operations

•         Robert W. Tieken appointed Chief Executive Officer

•         Reduced relocation home inventories amid difficult U.S. real estate market

•         Resolved legacy financial and legal issues, achieving current filer status

•         Amended credit agreement to provide greater covenant flexibility

Second Quarter Results

Operating income from continuing operations was $7.7 million for the quarter ended June 30, 2007, up $1.5 million, or 24.4%, compared to

$6.2 million for the corresponding period in 2006. Excluding the effect of the disposition of continental Europe, which was sold in the first quarter of 2007 operating income increased $0.4 million, or 6.4%.  Revenues from continuing operations in the quarter were $1,105.0 million, an increase of $74.5 million, or 7.2%, from $1,030.5 million in the year ago period. Excluding the favorable effects of changes in exchange rates of $7.4 million and the effect of the disposition of continental Europe of $28.4 million, revenues for the second quarter increased $95.5 million, or 9.3%. The increase in revenues was primarily the result of growth in the Company’s Global Relocation Services segment driven by a 16% increase in the number of fixed-fee homes sold, partially offset by a decline in Moving Services North America.

Loss from continuing operations in the second quarter widened to $5.1 million, or $0.07 per diluted share, from $4.4 million, or $0.06 per diluted share, for the corresponding quarter in 2006.  Included in the loss from continuing operations in 2007 is a net gain on extinguishment of debt of $4.1 million, or $0.6 per diluted share.

Tieken Appointed CEO

SIRVA also announced today that Robert W. Tieken, presently SIRVA’s interim Chief Executive Officer, has been appointed as the Company’s Chief Executive Officer.

“Since Bob assumed responsibilities as interim CEO five months ago, the Company has made considerable progress in a number of areas, and he has launched several strategic initiatives aimed at resolving the challenges that remain,” said John Miller, SIRVA’s non-executive Chairman.  “SIRVA’s Board of Directors, in recognition of Bob’s efforts and his accomplishments, concluded he was the right individual to see these initiatives through to their proper conclusion.”

Before taking on his role as interim CEO, Mr. Tieken was elected to SIRVA’s Board of Directors in July 2006 and was named chairman of its Audit Committee in December 2006.  He was the executive vice president and chief financial officer of The Goodyear

Tire & Rubber Company from 1994 to 2004.  Mr. Tieken also serves as a director and chairman of the audit committee of Graphic Packaging Corporation.

“I am excited to lead SIRVA as the Company continues to improve its performance,” said Mr. Tieken.  “I believe the Company has a strong future and that its best days lie ahead.”

Reduction of Home Inventories by 25 Percent

During the first half of 2007, SIRVA reduced its home inventory levels by 25%.  This performance, together with a moderation in the rate of decline in consumer moving shipment volumes in the second quarter, suggest that the real estate market downturn that has been impacting our North American businesses appears to be stabilizing.

Resolution of Legacy Financial and Legal Issues

Over the last six months, the Company made significant progress in resolving its securities class action lawsuit and SEC investigation and has become current and timely in its SEC reporting.

Amendment of Credit Agreement

As previously disclosed, SIRVA amended its credit agreement in June 2007. The amendment, among other matters, relaxed the financial covenants through 2008 relating to debt leverage and interest coverage.  The amended covenants provide the flexibility required while the Company implements near-term initiatives aimed at maximizing earnings performance.

“While it’s clear that on an operational level SIRVA produced a solid quarter in the midst of a challenging U.S. real estate market, we are acutely aware of the near-term financial challenges the Company faces,” Mr. Tieken said.  “However, we believe that we are taking the right steps to improve our operations and balance sheet, while we await a recovery in the U.S. real estate market.”

Conference Call Webcast

SIRVA will hold a conference call to discuss its results for the second quarter ended June 30, 2007, today, at 5:00 p.m. Eastern time. To participate in the conference call, dial (800) 706-7741 (Outside the United States dial (617) 614-3471), and use the pass code 45084443.  A replay of the call will be available approximately one hour after the live broadcast ends and will be accessible until August 16, 2007. To access the replay, dial (888) 286-8010 (Outside the United States dial (617)-801-6888), and use pass code 67621001.

SIRVA’s call will also be Webcast by CCBN and can be accessed through the investor relations portion of SIRVA’s Web site at www.sirva.com. It also will be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents, at www.streetevents.com. A replay of the call will be available through the investor relations portion of SIRVA’s Web site starting at 8:00 p.m. Eastern time on August 9.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s 2006 Annual Report on Form 10-K. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results, the Company also routinely discloses certain financial measures that are not recognized under generally accepted accounting principles (“GAAP”) within the meaning of Regulation G under the federal securities laws, including (i) revenues excluding the favorable effects of changes in exchange rates and the disposition of continental Europe and (ii) operating income excluding the effect of the disposition of continental Europe.  Management believes this information is of interest to investors and facilitates more useful period-to-period comparisons of the Company’s financial results. The Company has provided in the body of this release a reconciliation of these non-GAAP measures to the most direct comparable GAAP measures.

SIRVA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In millions, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Service	$505.5	$542.4	$916.5	$953.9
Home sales	599.5	488.1	1,043.9	834.2
Total revenues	1,105.0	1,030.5	1,960.4	1,788.1
Direct expenses:
Purchased transportation expense	283.6	313.9	500.4	549.0
Cost of homes sold	609.4	496.1	1,059.3	848.0
Other direct expense	128.1	132.4	249.5	238.6
Total direct expenses	1,021.1	942.4	1,809.2	1,635.6
Gross margin	83.9	88.1	151.2	152.5
Operating expenses:
General and administrative expense	74.2	79.3	160.9	163.6
Intangibles amortization	1.8	2.3	3.7	4.7
Restructuring expense	0.2	0.3	3.6	0.4
Operating income (loss) from continuing operations	7.7	6.2	(17.0)	(16.2)
Interest expense, net	15.7	11.6	30.8	21.8
Loss (gain) on sale of businesses	0.5	—	(3.1)	—
Other income, net	(0.3)	(0.3)	—	(0.3)
Debt extinguishment (gain) loss, net	(4.1)	—	(4.1)	1.0
Loss from continuing operations before income taxes	(4.1)	(5.1)	(40.6)	(38.7)
Income tax expense (benefit)	1.0	(0.7)	(5.9)	(1.8)
Loss from continuing operations	(5.1)	(4.4)	(34.7)	(36.9)
(Loss) income from discontinued operations, net of income tax expense of zero, zero, zero and $17.4, respectively	(0.1)	(1.4)	(0.1)	3.0
Net loss	$(5.2)	$(5.8)	$(34.8)	$(33.9)
Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.07)	$(0.06)	$(0.47)	$(0.50)
(Loss) income from discontinued operations	—	(0.02)	—	0.04
Net loss	(0.07)	(0.08)	(0.47)	(0.46)

SIRVA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In millions, except share amounts)	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$40.7	$40.6
Accounts and notes receivable, net of allowance for doubtful accounts of $13.2 and $15.8, respectively	353.5	363.7
Relocation properties held for resale, net	169.0	223.9
Mortgages held for resale	145.1	86.9
Retained interest in receivables sold	37.4	49.0
Other current assets	26.2	35.7
Total current assets	771.9	799.8
Goodwill	298.1	295.0
Intangible assets, net	209.6	212.0
Property and equipment, net	78.8	86.6
Other long-term assets	25.8	25.8
Total long-term assets	612.3	619.4
Total assets	$1,384.2	$1,419.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$207.8	$269.9
Short-term debt	202.2	159.9
Accrued purchased transportation expense	82.2	74.7
Deferred revenue and other deferred credits	70.2	52.8
Accrued income taxes	46.2	54.9
Book overdrafts	42.5	39.5
Other current liabilities	94.9	113.3
Total current liabilities	746.0	765.0
Long-term debt	458.2	429.7
Deferred income taxes	68.2	68.3
Other long-term liabilities	83.0	97.4
Total long-term liabilities	609.4	595.4
Total liabilities	1,355.4	1,360.4
Stockholders’ equity:
Common stock, $0.01 par value, 500,000,000 shares authorized with 73,964,515 issued and outstanding at June 30, 2007 and December 31, 2006	0.7	0.7
Additional paid-in-capital	482.4	481.8
Accumulated other comprehensive loss	(11.2)	(15.4)
Accumulated deficit	(443.1)	(408.3)
Total stockholders’ equity	28.8	58.8
Total liabilities and stockholders’ equity	$1,384.2	$1,419.2

SIRVA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Six Months Ended
(In millions)	June 30,
	2007	2006
Cash flows from operating activities:
Net loss	$(34.8)	$(33.9)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	14.0	20.1
(Decrease) increase in accrual for losses on relocation properties	(8.2)	4.7
Gain on sale of assets, net	(4.4)	(28.2)
Debt extinguishment (gain) loss, net	(4.1)	1.0
Provision for losses on accounts and notes receivable	1.2	1.9
Interest on convertible debt	0.7	—
Stock compensation expense	0.6	2.3
Deferred income taxes	(0.2)	3.5
Change in operating assets and liabilities:
Originations of mortgages held for resale	(771.4)	(714.2)
Sales of mortgages held for resale	713.2	682.0
Relocation properties held for resale	63.1	(10.2)
Accounts payable	(53.0)	37.2
Accounts and notes receivable	(6.8)	(31.6)
Other current assets and liabilities	24.2	(5.1)
Other long-term assets and liabilities	(11.8)	(8.3)
Net cash used for operating activities	(77.7)	(78.8)
Cash flows from investing activities:
Capital expenditures	(6.9)	(8.4)
Dispositions, net of cash sold	5.8	85.7
Other investing activities	0.9	(0.7)
Net cash (used for) provided by investing activities	(0.2)	76.6
Cash flows from financing activities:
Borrowings on mortgage and relocation facilities	841.1	727.0
Repayments on mortgage and relocation facilities	(795.7)	(705.6)
Borrowings on short-term and long-term debt	527.7	651.2
Repayments on short-term and long-term debt	(493.0)	(655.6)
Debt issuance costs	(4.2)	(1.8)
Change in book overdrafts	2.9	(6.9)
Repayments on capital lease obligations	(1.5)	(2.8)
Net cash provided by financing activities	77.3	5.5
Effect of exchange rate changes on cash and cash equivalents	0.7	1.8
Net increase in cash and cash equivalents	0.1	5.1
Cash and cash equivalents at beginning of period	40.6	30.3
Cash and cash equivalents at end of period	$40.7	$35.4

Results of Continuing Operations

Second Quarter 2007

Segment Results of Continuing Operations

Global Relocation Services	Three months ended June 30,
	2007	2006	Percent Change
	(In millions)
Revenues:
Service	$111.2	$96.3	15.6%
Home sales	599.5	488.1	22.8%
Total revenues	710.7	584.4	21.6%
Gross margin:
Service	41.2	37.5	10.3%
Home sales	(9.9)	(8.0)	(25.5)%
Total gross margin	31.3	29.5	6.2%
Operating expenses	21.2	20.2	4.8%
Operating income from continuing operations	10.1	9.3	9.4%

Total revenues were $710.7 million for the quarter ended June 30, 2007, which represents a $126.3 million, or 21.6%, increase compared to $584.4 million for the corresponding quarter in 2006. Home sales revenues were $599.5 million in 2007, which represents a $111.4 million, or 22.8%, increase compared to $488.1 million for 2006. The revenue improvement was driven by a 16% increase in the number of fixed-fee homes sold, coupled with an increase in the average market value of homes sold. Service revenues were $111.2 million in 2007, which represents a $14.9 million, or 15.6%, increase compared to $96.3 million in 2006. The increase in service revenues was related to the increase in fixed-fee corporate revenues in North America.

Gross margin was $31.3 million for the second quarter of 2007, representing a $1.8 million, or 6.2%, increase compared to $29.5 million for the corresponding quarter in 2006. Gross margin as a percentage of revenues was 4.4% for 2007, which represents a 0.6 percentage point decrease, compared to 5.0% in 2006. Loss on home sales for the second quarter of 2007 was $9.9 million, which represents a $1.9 million increase in losses compared to a loss of $8.0 million in 2006. Declining U.S. real estate market conditions continued to put pressure on gross margins. Gross margin on service revenue was $41.2 million in the second quarter of 2007, representing a $3.7 million, or 10.3%, increase compared to $37.5 million in 2006. Gross margin percentage on service revenue was 37.1% for the second quarter of 2007, which represents a 1.8 percentage point decrease, compared to 38.9% in 2006. The decrease in service revenue gross margin percentage was primarily due to higher costs associated with carrying inventory related to our fixed-fee product in North America.

Operating expenses were $21.2 million for the second quarter of 2007, which represents a $1.0 million, or 4.8%, increase compared to $20.2 million in 2006. This increase was primarily due to increased advertising and promotion expenses, partially offset by lower intangibles amortization.

Operating income was $10.1 million for the second quarter of 2007, which represents a $0.8 million increase, compared to operating income of $9.3 million in 2006. The improvement was primarily due to an increase in service gross margin on our fixed-fee product, partially offset by increased advertising and promotion expenses.

Moving Services North America	Three months ended June 30,
	2007	2006	Percent Change
	(In millions)
Revenues	$321.9	$352.7	(8.7)%
Gross margin	30.8	33.7	(8.7)%
Operating expenses	26.6	27.1	(2.1)%
Operating income from continuing operations	4.2	6.6	(36.4)%

Revenues were $321.9 million for the quarter ended June 30, 2007, which represents a $30.8 million, or 8.7%, decrease compared to $352.7 million for the corresponding quarter in 2006. The decrease in revenues for the quarter was driven by a 7.8% decrease in shipments compared to 2006, primarily in the military and consumer channels. This volume shortfall was partially offset by a 1% increase in revenue per shipment relative to the same period in 2006.

Gross margin was $30.8 million for the second quarter of 2007, which represents a $2.9 million, or 8.7%, decrease compared to $33.7 million in 2006. The decline was directly related to the decrease in revenues, as gross margin as a percentage of revenues was 9.6% for both 2007 and 2006.

Total operating expenses were $26.6 million for the second quarter of 2007, which represents a $0.5 million, or 2.1%, decrease compared to $27.1 million in 2006. The decrease was driven primarily by lower corporate allocations.

Operating income from continuing operations was $4.2 million for the second quarter of 2007, which represents a $2.4 million, or 36.4%, decline compared to $6.6 million in 2006. The decline was due to the decrease in revenues.

Moving Services Europe and Asia Pacific	Three months ended June 30,
	2007	2006	Percent Change
	(In millions)
Revenues	$72.4	$93.4	(22.5)%
Gross margin	22.5	25.7	(12.1)%
Operating expenses	23.6	29.0	(18.4)%
Operating loss from continuing operations	(1.1)	(3.3)	67.2%

Revenues were $72.4 million for the quarter ended June 30, 2007, which represents a $21.0 million, or 22.5%, decrease compared to $93.4 million in the corresponding quarter of 2006. Excluding the favorable effects of changes in exchange rates of $6.4 million and the effect of the disposition of continental Europe in the first quarter of 2007 of $28.4 million, revenues grew $1.0 million, or 1.0%. The increase was driven by Australia, Asia, and New Zealand, partially offset by a decrease in international revenues in the United Kingdom.

Gross margin was $22.5 million for the quarter ended June 30, 2007, which represents a $3.2 million, or 12.1%, decrease compared to $25.7 million for the corresponding quarter in 2006. The gross margin as a percentage of revenues was 31.1% in the second quarter of 2007, which represents a 3.6 percentage point increase compared to 27.5% in 2006. Excluding the favorable effect of changes in exchange rates of $1.8 million and the effect of the disposition of continental Europe of $7.3 million, gross margin improved $2.3 million. The improvement in gross margin was driven by improved operating efficiencies in the United Kingdom and New Zealand, and revenue volume in Asia, New Zealand and Australia.

Operating expenses were $23.6 million for the second quarter of 2007, which represents a $5.4 million, or 18.4%, decrease compared to $29.0 million in 2006. Excluding the unfavorable effect of changes in exchange rates of $2.0 million and the effect of the disposition of continental Europe of $8.5 million, operating expenses increased $1.1 million. Operating expenses increased due to an increase of $1.0 million in professional fees and Asia Pacific salaries and benefits, as well as a decrease of $0.9 million in gains on the sale of various U.K. properties in 2007 as compared to 2006. In the second quarter of 2007, the United Kingdom had a loss of $0.1 million on sale of assets compared to a gain of $0.8 million in 2006.

Operating loss was $1.1 million for the second quarter of 2007, which represents a $2.2 million improvement, compared to a loss of $3.3 million in 2006. Excluding the unfavorable effect of changes in exchange rates of $0.2 million and a decrease in losses due to the disposition of continental Europe of $1.2 million, operating losses improved $1.2 million. The improvement was driven by increased gross margins in the United Kingdom, Asia, New Zealand and Australia, partially offset by an increase in Australia operating expenses.

Corporate

For the second quarter ended June 30, 2007, we incurred $5.5 million of corporate expenses, representing a $0.9 million decrease compared to $6.4 million in the corresponding quarter of 2006. The decrease was primarily driven by lower legal charges of $1.5 million and lower stock compensation cost of $1.0 million, offset by corporate expenses of $1.5 million that were previously allocated to the operating segments in 2006.